April 11, 2017

Dear Ms. Frieders:

This letter will set forth below the terms and conditions of your employment with Steven Madden, Ltd. (the “Company”):

1.	Term of Agreement. April 11, 2017 through April 30, 2020, unless sooner terminated in accordance with Paragraph 6 of this Agreement.

2.	Position. Chief Merchandising Officer.

3.
Salary. $550,000 per annum (paid in accordance with normal Company practice) from April 11, 2017 through April 30, 2018; $570,000 per annum (paid in accordance with normal Company practice) from May 1, 2018 through April 30, 2019; and $590,000 per annum (paid in accordance with normal Company practice) from May 1, 2019 through April 30, 2020.

4.
Discretionary Bonus. You shall be eligible to receive a performance bonus for each of 2017, 2018 and 2019 in an amount to be determined by the Company in its absolute discretion. Such bonuses (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or about March 15th of the following year.

5.
Restricted Stock. On April 11, 2017, you shall be granted 20,000 shares of restricted stock. The shares shall vest 20% on April 1, 2018, 20% on April 1, 2019, 20% on April 1, 2020, 20% on April 1, 2021 and 20% on April 1, 2022.

6.	Termination.

(a)
Involuntary Termination. The Company has the right to terminate your employment, on written notice to you, at any time without Cause (as defined below). In the event the Company terminates your employment without Cause, then the Term shall terminate immediately, and you shall be entitled to receive only Salary payments described in Paragraph 3, at the regular intervals of payment, from the date of termination through the date this Agreement would have otherwise terminated but for the involuntary termination.

(b)
Voluntary Termination by you or Termination for Cause. You shall have the right to terminate your employment at any time for any reason (“Voluntary Termination”) and the Company shall have the right to terminate your employment at any time for Cause, on written notice to you, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of a Voluntary Termination or a termination by the Company for Cause, the Term shall terminate immediately and you shall be entitled only to any accrued and unpaid Salary described in Paragraph 3 through the date of termination. For the purpose of this Agreement, Cause shall mean:

(i)
a material breach by you of your material duties or obligations to the Company which is not remedied to the reasonable satisfaction of the Company within ten (10) days after the receipt by you of written notice of such breach from the Company;

(ii)	you are convicted of, or enter a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony);

(iii)	you have an alcohol or substance abuse problem, which in the reasonable opinion of the Company materially interferes with your ability to perform your duties;

(iv)
any act or acts of personal dishonesty, fraud, embezzlement, misappropriation or conversion intended to result in your personal enrichment at the expense of the Company, or any of its subsidiaries or affiliates, or any other material breach or violation of fiduciary duty owed to the Company, or any of its subsidiaries or affiliates;

(v)
any grossly negligent act or omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic, or other harm, to the Company, or any of its subsidiaries or affiliates; or

(vi)
you violate or pay fines, suffer sanctions or injunctive relief relating to (whether or not you are found to have violated ) any federal or state securities laws, rules or regulations or the rules and regulations of any stock exchange on which the Company is listed or included.

(c)
Disability. You shall be considered to be “Disabled” if, in the Company’s reasonable opinion after receiving the written report of an independent physician selected by the Company, you are incapable, due to mental or physical disability, of performing the essential functions of your duties for a period of sixty (60) days (whether or not consecutive) during any period of one hundred twenty (120) days. In the event you shall become Disabled during the Term, the Company may terminate your employment and the Term and the Company shall have no further obligation or liabilities to you, except payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination.

(d)
Death. In the event of your death, your employment and the Term shall terminate immediately and the Company shall have no further obligation or liabilities to you or your estate except that your estate shall be entitled to receive payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination.

(e)
Termination Payment. Provided the Company makes the payments required under this Letter Agreement that are attributable to the termination of your employment, such payments shall be in full and complete satisfaction and release of any and all claims you or your beneficiaries, estate or legal representatives may have against the Company and/or its subsidiaries or affiliates hereunder.

7.
Non-Solicitation/Non-Competition Agreement. You recognize that the services to be performed by you hereunder are special and unique. In consideration of the compensation granted herein, you agree that for as long as you are receiving your Salary under this Agreement or, if you are terminated by the Company for Cause or if you quit or resign your position, through April 30, 2020, you shall not, directly or indirectly, anywhere in the United States, whether individually or as a principal officer, employee, partner, member, director or agent of, or consultant for, any person or entity: (i) become employed by, an owner of, or otherwise affiliated with, or furnish services to, any business that competes with the Company, (ii) solicit any business from any customers of the Company, or (iii) hire, offer to hire, entice away, or in any manner persuade or attempt to persuade any employee of the Company to discontinue his/her employment with the Company or any other party that has a business relationship with the Company to discontinue his/her/its business relationship with the Company.

8.
Covenant Not to Disclose. You covenant and agree that you will not, to the detriment of the Company, at any time during or after the Term, reveal, divulge or make known to any person (other than (i) to the Company, or (ii) in the regular course of business of the Company) or use for your own account any confidential or proprietary records, data, processes, ideas, methods, devices, business concepts, inventions, discoveries, know-how, trade secrets or any other confidential or proprietary information whatsoever (the “Confidential Information”) previously possessed or used by the Company or any of its subsidiaries or affiliates, (whether or not developed, devised or otherwise created in whole or in part by your efforts) and made known to you by reason of your employment by or affiliation with the Company. You further covenant and agree that you shall retain all such knowledge and information which you shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Additionally, you agree that all right, title and interest in and to any discoveries, processes, ideas, methods and/or business concepts that you develop during the Term relating to the business of the Company are, and shall remain the property of the Company, and you hereby assign to the Company any right, title and interest you might otherwise claim therein.

9.
Business Materials, Covenant to Report. All written materials, records and documents made by you or coming into your possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver the same to the Company and shall retain no copies thereof. You agree to render to the Company such reports of your activities or activities of others under your direction during the Term as the Company may request.

10.	Governing Law; Injunctive Relief.

10.1	The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, excluding choice of law rules thereof.

10.2
You acknowledge and agree that, in the event you shall violate any of the restrictions of Paragraphs 7, 8 or 9 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security, and without prejudice to any other remedies which it may have at law or in equity. Each of you and the Company acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose each of you and the Company consents to the jurisdiction of, the courts of the State of New York.

11.	Assignment. This Agreement, as it relates to your employment, is a personal contract and your rights and interests hereunder may not be sold, transferred, assigned, pledged or hypothecated.

12.
Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile, addressed, if to the Company, at the Company’s offices, Attn: CEO, and if to you, at the address of your personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 12.

13.
Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between such parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

14.
Execution in Counterparts; Signatures; Severability. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures hereon shall constitute original signatures. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

15.
Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

Signature: By: /s/ EDWARD R. ROSENFELD___
Edward R. Rosenfeld, CEO

Counter-signature:    /s/ KARLA FRIEDERS ___
Karla Frieders